Exhibit 99.1

LAURA

Good afternoon, everyone, and thank you for joining us today to discuss True Religion Apparel's second quarter 2008 financial results.

On the call today are Jeff Lubell, True Religion's Chairman and Chief Executive Officer, Michael Buckley, the Company's President, and Pete Collins, the Company's Chief Financial Officer.

By now, everyone should have had access to the second quarter 2008 earnings release which went out today at approximately 4:00 p.m. Eastern Time. If you have not received the release, it is available on the investor relations portion of True Religions' Website at www.TrueReligionBrandJeans.com by checking on the "investor relations" tab. This call is being webcast and the replay will be available and archived on the Company's Website.

Please note that all of the information discussed on the call today is covered under the Safe Harbor provision of the Private Securities Litigation Reform Act. We caution listeners that during this call True Religion management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements as to risk and uncertainties associated with the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in True Religion's SEC filings including the annual report on Form 10-K and quarterly report on Form 10-Q.

The content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast - August 6, 2008. True Religion undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call. With that said it is my pleasure to turn the call over to Jeff Lubell.

Jeff?

JEFF

Thanks Laura.

Good Afternoon everyone, and thank you for joining us today as we discuss our second quarter and first half 2008 financial results. We greatly appreciate your growing interest in True Religion and we look forward to sharing our results with you today.

The format of today's call will include my brief business overview for the second quarter, including key brand and product highlights. Pete will follow with a more detailed discussion of our second quarter financial results as well as provide an update on our 2008 guidance. Michael will then provide an update on our business operations, before we open up the call to take your questions.

We are pleased with our second quarter results, which marks another record breaking quarter, the highest quarterly sales in our history with net sales and earnings growth ahead of our expectations. During the second quarter, we delivered net sales growth of nearly 80% - highlighting the continued strength of our premium denim jean collections and expanding sportswear assortment across both our retail and wholesale segments. Gross margins for the quarter increased approximately 20 basis points to 57.5% from 57.3% in the second quarter of 2007. Operating income for the second quarter increased 83.0% to $15.4 million, or 24.0% of net sales, compared to $8.4 million, or 23.5% of net sales, in the prior year period, as we experienced profitable growth across each of our business segments. Net income for the second quarter was $9.3 million, and diluted earnings per share was $0.39, which represents an increase of 86% over net income of $5.0 million and diluted earnings per share of $0.21 in the second quarter of 2007.

Importantly, we delivered this increase in profitability while making several strategic investments. For instance, our consumer direct team opened 12 new stores in the quarter and established a team of district managers to oversee the operations and development of our retail stores. Additionally, our corporate team added key hires to support and control our expanding business. And, we are excited to announce that in the quarter, we established our first foreign subsidiary in Japan, and our country manager brought on a team of key managers who will drive the growth within our Japanese wholesale and retail businesses. We believe these investments are necessary as we grow both domestically and abroad and we will continue to invest, as necessary, in order to grow our business.

Year to date, we have achieved net sales growth of 63% and net income increased over 60%. And we are pleased to report that our positive momentum has carried over into the back half of the year as evidenced by our third quarter U.S. wholesale forward order book, which is up more than 35% as measured at June 30, 2008 versus June 30, 2007. As the performance of our retail stores and our wholesale segments have exceeded our expectations, we are able to increase our 2008 new store goal to 24, 4 more than our original plan of 20. By year end, we expect our total store count will be 39.

Given our year-to-date performance and our improved visibility into the back half of the year, we are increasing our 2008 full year guidance. We now expect net sales of $242 to $247 million, representing an increase of 40 to 43% over 2007, and EPS of $1.61 to $1.65, an increase of 39 to 42% over our 2007 diluted EPS.


We attribute our performance to our ability to provide consumers with a wide range of innovative, trend setting and well-fitting jeans and related sportswear products. As I have mentioned in the past, we are a product driven company - its all about the product - and our product continues to be embraced by our wholesale customers and resonate extremely well with consumers. Our Spring and Summer collection, which is in stores now, is performing strongly across our retail and wholesale channels. While we are thrilled with the level of consumer demand for our Spring and Summer 2008 collection, we are even more excited to introduce our Fall and Holiday 2008 collections, which has just started to ship to our wholesale customers and our retail stores.

As I have discussed previously, our Fall 2008 collection is our largest and most comprehensive collection to-date, with a full range of jeans, sportswear and licensed products, including headwear, footwear, fragrance, swimwear and handbags.

Within our jeans collection assortment we introduced new groups for both our men's and women's collections in a myriad of styles and concepts, with various stitch designs, fits, leg openings, fabrics, rises, trims, washes and fresh new thread combinations. We further differentiated ourselves with added styling details, hardware, updated logos, and embellishments. We also expanded our collection to include merchandise that meets the consumers' in-season needs.

In addition to expanding our jeans and denim product assortment, we continued to build upon our sportswear assortment. We introduced a wide array of knits and woven shirts. We significantly expanded our outerwear collection with several styles in jackets, including corduroy, denim and fleece, some with sherpa lining. And we added a new collection of down vests and jackets in a wide range of colors. To improve our women's sportswear collection, we have incorporated stretch fabrics into our knits and wovens. The introduction of stretch fabrics helped increase our women's jeans sales in the past, so we expect that this change in our knit and wovens tops will be received favorably by consumers.

We are very pleased with the continued strength and growing acceptance of our sportswear product. During the second quarter, within our owned retail stores, our jeans represented approximately 73% of our total sales and our sportswear products represented approximately 27% of total sales. Long-term, it is our goal for our sales mix to be comprised of approximately 40 to 50% sportswear and licensed product and 50 to 60% jeans. We continue to believe that growing our sportswear in a complementary fashion to our jeans is key to establishing True Religion as a global aspirational brand.

I am excited to announce that we will be debuting the first phase of our Spring and Summer 2009 collection at the upcoming Project show in Las Vegas and ENK Coterie show in New York. Our Spring and Summer 09 collection builds upon our Fall and Holiday collection and it is by far our most unique and most extensive collection to-date in our Company's history. We are very proud of the collection, which we believe highlights True Religion's commitment to delivering apparel that is not only well fitting, but continues to redefine the limits of fashion, while remaining distinctively True Religion. We welcome you to visit us at upcoming Project and ENK Coterie shows, where you can preview the new collection first-hand.

The positive financial results shared with you today reflect the continuation of the growth the Company has delivered since we sold our first pair of True Religion jeans in 2003. Over the past five fiscal years, we have averaged annual net sales growth in excess of 80%, by introducing innovative jeans and related sportswear product, opening our branded retail stores and developing more global points of distribution, all while remaining true to our jean roots. This growth continues to be recognized and rewarded within the apparel industry. In July, we were ranked by Apparel Magazine, a leading publication serving the apparel and retail industry, as the #1 of the 50 most profitable publicly traded apparel companies as defined by our 2007 profit margin. This is a significant accomplishment and serves as a testament to the growing worldwide demand for True Religion apparel brand.

Recently, our Company was added to S&P's SmallCap 600 Index. This index is based on various criteria, including market capitalization, financial viability as defined as at least four quarters of positive as-reported earnings, adequate liquidity and sector representation. We believe our inclusion in this prestigious index is an acknowledgement of the strong financial performance that True Religion has delivered.

In addition, I was recently named Ernst & Young's 2008 Entrepreneur of the Year in the Hospitality and Retail category for the greater Los Angeles area. This prestigious award would not have been possible without the support of all of our employees, our retail partners and our loyal consumers, with whom I share this honor. On behalf of the senior management team and our board of directors, I thank you all for your continued support of the True Religion Brand.

In summary, we are very pleased with our strong start to the first half of 2008 - particularly in light of the overall consumer environment. We are especially pleased to report that our momentum has continued into the third quarter as evidenced by the strength of our U.S. wholesale forward order book. Despite our growth to-date, I believe that True Religion remains a very young brand. We continue to believe that True Religion has significant potential for long-term growth, both domestically and abroad. Core to building on our position as a global premium aspirational brand will be ongoing product expansion to evolve, innovate and bring forth trend-setting concepts for many years to come. We also see opportunity for continued door growth within our own branded retail stores, further penetration in our existing U.S. premium wholesale doors, and expanded global reach through a combination of investments in international markets and adding new distributors within certain key markets around the world.

Looking ahead, we will continue to invest in the infrastructure, as necessary, to support our ongoing growth and keep our momentum strong.

In closing:

     -    It's all about the product;

     -    It's all about the fit; and

     -    It's all about teamwork

That concludes my remarks - I would like to turn the call over to Pete to discuss our second quarter financial results as well as provide an update on our 2008 guidance.

Pete?

PETE

Thanks, Jeff. Good afternoon, everyone. I'll start with a detailed discussion of our financial results for the quarter, followed by a brief discussion of our year-to-date results, and then I will provide some commentary on our updated full-year guidance.

Net sales for the quarter increased 78.9% to $64.2 million versus $35.9 million in the second quarter of 2007.

Within our U.S. wholesale segment, sales for the quarter increased 57.3% to $38.4 million versus $24.4 million in the second quarter of 2007, led by our innovative men's, women's and kid's product offerings. Net sales to the majors increased over 84% in 2008 over 2007 due primarily to further penetration of existing doors.

International wholesale sales in the second quarter increased 66.3% to $7.8 million from $4.7 million in the prior year. The expected decrease in sales to Japan was more than offset by the increase in sales to the UK and through increased sales to our international distributors as we started to ship our Fall 2008 merchandise at the end of June versus July as previously expected.

Consumer direct sales, which includes our branded retail sales and e-commerce site, increased 170.5% during the second quarter to $17.7 million from $6.5 million in the prior year period. The growth in our consumer direct segment is attributable to the expansion of our retail stores which totaled 30 at the end of the second quarter of 2008 compared to eight retail stores at the end of the second quarter of 2007.

Second-quarter net sales included $269,000 of licensing revenue which is included in the other segment.

As it relates to the three primary channels of our business, 60% of our net sales came from women's merchandise, 37% from men's and 3% from kids. The average sales price in our full price retail stores was $206 for women's, $196 for men's and $100 for kids.

Gross profit in the second quarter grew 79.6% to $36.9 million, or 57.5% of net sales, from $20.5 million, or 57.3% of net sales, in the second quarter of 2007. This improvement in gross margin reflects the ongoing segment mix shift toward our higher margin consumer direct business.

Gross margin by segment for the second quarter is as follows -- consumer direct increased to 76.3% from 75.5% in the prior year quarter. U.S. wholesale margin declined to 50.9% from 53.5% in the prior year quarter. International wholesale margin decreased to 45.8% from 49.6% in the prior year quarter.

The gross margin for our U.S. wholesale segment was affected primarily by higher in-bound freight costs on certain imported denim fabric and an increase in our sales to major department stores, which receive a volume price discount.

Our selling, general and administrative expenses for the quarter increased 77.1% to $21.5 million from $12.1 million in the prior year period. SG&A for the quarter included $4.0 million of incremental operating costs related to the expansion of the consumer direct segment. In addition, we incurred incremental pre-opening expenses of approximately $800,000 in the second quarter of 2008 versus 2007. In the second quarter of 2008, we invested in additional areas that will provide future benefit to our Company including: approximately $250,000 to evaluate and select an ERP application to improve our wholesale and corporate operations, and approximately $200,000 to establish our Japanese subsidiary. We also incurred over $450,000 in professional fees associated with the restatement of our prior year financial statements. It is worth noting that included in our second-quarter 2007 SG&A expenses are $1.2 million of severance and recruiting costs.

Operating income for the second quarter increased 83.0% to $15.4 million, or 24.0% of net sales, compared to $8.4 million, or 23.5% of net sales, in the prior year period. In 2008, the combination of incremental pre-opening costs, production planning costs, international growth costs, and restatement professional fees reduced our operating margin by approximately 260 basis points in the second quarter of 2008.

Our effective tax rate in the second quarter 2008 was 41.1%. Net income for the 2008 second quarter was $9.3 million or $0.39 per diluted share based on weighted average shares outstanding of 23.9 million compared to net income of $5.0 million or $0.21 per diluted share on weighted average shares outstanding of 24.0 million in the second quarter of 2007.

Turning to our balance sheet at June 30, 2008 we continue to be pleased with our overall financial position. The business continues to be very strong on a cash-flow basis and we are confident that our financial position provides us significant flexibility to execute our strategic growth plan.

We ended the quarter with approximately $43 million in cash and cash equivalents, a slight decrease from $48 million as of March 31, 2008. The primary driver of the cash reduction is our capital expenditures for new company-owned stores.

Inventory totaled $29.7 million at June 30, 2008 versus $24.6 million at March 31, 2008. Approximately $3 million of the quarter-over-quarter increase is attributable to the consumer direct sales growth, including the opening of our 12 new retail stores. The remaining inventory investment of $2 million supports the year over year increase in our 3rd quarter wholesale order book.

For the second quarter of 2008 our annual inventory turn rate was 4 times per year. We use our outlet stores and sales to select off-price retailers to clear end of season and obsolete merchandise to keep our inventory clean. We are satisfied with the position of our inventory, as its content is appropriate and the balance is consistent with our annual inventory turn goal.

I am pleased to say that we continue to carry no debt and we continue to fund our growth from internally generated cash reserves and current operations.

Let me now briefly discuss our year-to-date results. For the first six months of 2008, our net sales increased 63.1% to $117.6 million from $72.1 million in the same period last year. Net income grew 59.9% to $16.2 million, or $0.67 per diluted share, from $10.1 million, or $0.43 per diluted share, last year.

With that, let me now turn to our financial guidance for 2008. We are updating our guidance as follows -- net sales for fiscal 2008 are expected to be in the range of $242 million to $247 million. This compares to our previous range of $220 million to $225 million. Diluted earnings per share is anticipated to be $1.61 to $1.65 for the year, compared to our previous range of $1.52 to $1.56.

Our updated guidance reflects our better than anticipated results in the first half of the year, increased visibility into our wholesale forward order book through the third quarter of 2008, and an increase in our 2008 targeted store count to 39 stores at year end 2008, which Michael will discuss momentarily. That said, we are not raising our wholesale net sales outlook for the fourth quarter. We believe this is prudent given the challenging environment in which we continue to operate and the difficult YOY comparison we face in the fourth quarter of 2008.

While we do not provide quarterly guidance, given our evolving business model we believe it is appropriate to provide some color on how we see our guidance falling between the third and fourth quarters. We expect sales in the second half of 2008 to be relatively evenly split between the third and fourth quarters, with a mix shift towards our higher margin consumer direct business in the fourth quarter. As such, net income is expected to be slightly higher in the fourth quarter versus the third quarter of 2008.

We expect our U.S. wholesale gross margin in the third quarter to be similar to our second quarter margin, but to start to improve in the fourth quarter as we begin to receive the stretch fabric from a domestic mill.

Additionally, during the fourth quarter we expect to invest in our international growth, our marketing campaign and pre-opening costs for our first quarter 2009 store openings.

We continue to anticipate an effective tax rate of 41.0% for the full year. Our guidance assumes fully diluted weighted average shares outstanding of approximately 24.1 million for 2008.

With that I'd like to turn the call over to Michael to take us through a review of our operations and plans for the rest of the year.

MICHAEL

Thanks Pete, and good afternoon everyone.

The second quarter of 2008 marks another quarter of record net sales and earnings growth. This represents our fourth consecutive quarter of record breaking sales and our fifth consecutive quarter of double digit earnings growth. Importantly, we experienced solid growth across each of our business segments, highlighting the strength of our multi-segment distribution model in a market that we believe has a good amount of future growth.

For the second quarter, we experienced 78.9% sales growth over the prior year period, with approximately 60% of the business coming from U.S. wholesale, 12% international wholesale, and 28% from our consumer direct segment. We recently revised our long-term sales mix goal and now expect our business to be comprised of 45% wholesale, 50% consumer direct, and 5% licensing.

Within our U.S. wholesale business, net sales increased 57.3% to $38.4 million in the second quarter. Year to date, the U.S. wholesale sales increased over 2007 by 43.2% to $70.9 million. In the U.S. wholesale channel, True Religion continues to be one of the top performing apparel brands in terms of sales volume and sell through within our key department store accounts. In addition, sales per door within our key premium department store accounts continues to rise. Despite the challenging retail environment in which we continue to operate, True Religion continues to gain market share within our existing accounts as retailers selectively increase the number of styles offered by the top selling brands. We see opportunity to further increase our penetration within existing accounts as we add additional styles for men, women and children within our jeans and sportswear product assortments. As successful as we are, I normally find an offering of ten or fewer styles when I visit the women's or men's department of our major customers. This compares to hundreds of styles for women and men in our stores. We have 45 accounts that make up more than half of our U.S. wholesale sales. Our goal is to focus on these accounts and increase styles presented in their stores. We will also selectively expand the number of wholesale doors through which True Religion is distributed through door growth in existing accounts and selectively adding new accounts. In total, we believe there is opportunity to add approximately 40 to 50 new doors per year within our U.S. wholesale channel.

With respect to our U.S. wholesale business, for the third quarter our sales order backlog was up more than 35% as measured on June 30, 2008 versus 2007. We are very pleased with the strength of our U.S. wholesale sales order backlog, which continues to exceed our expectations, indicating that our product continues to be well received by the wholesale buyers and consumers. We see no signs of a slow down as we continue to offer an expanded, compelling collection.

With respect to our international wholesale business, net sales in the second quarter increased approximately 66% to $7.8 million. Year to date, international wholesale net sales increased over last year by 43.8% to $16.7 million. We currently have distributors on six continents covering 50 countries. During the second quarter our top six countries outside of the U.S. represented 72% of our international net sales.

Our international sales order backlog for the third quarter was down from a year ago. This is the result of a timing shift in the shipment of our Fall orders from July 2008 into June 2008. As such, our third quarter international sales are expected to decrease by approximately 12% from Q3 2007.

With respect to Japan, we recently established our wholly-owned subsidiary, True Religion Japan Inc. Under the direction of Kanji Kuwahara, our country manager, the subsidiary will operate our Japanese wholesale sales and retail business, including marketing and distributing True Religion Apparel to premium wholesale customers and managing the introduction of True Religion branded retail stores. Kanji is currently assembling a strong team.

Establishing the Japanese subsidiary marks our first significant investment in our international business. We are targeting at least one to two freestanding retail stores by the end of the year. Marc Klein, our V.P. of real estate, and I plan to travel to Japan in September to view available store locations. Longer-term, if we find store locations that perform at or above our operating margin target of 30%, we would like to add 3 to 4 new stores per year.

If our approach in Japan is successful, we will look to replicate this model in other international markets. In order to do so, we will conduct significant research on each marketplace to develop the best solution for entering that market directly. In September, we are planning a trip to London to view potential store sites for our first European True Religion branded store. Where we believe a direct model is not appropriate for the brand, we will explore franchise opportunities. With respect to longer-term international growth opportunities, we are still significantly under-penetrated outside the U.S. market. We are currently evaluating our distribution network, exploring potential structures for franchising and determining the type of management expertise required to realize the brand opportunity around the world. In order to grow the brand to its fullest potential, we will need to continue to invest in the U.S. and internationally.

Turning now to our consumer direct business, net sales for the quarter increased approximately 170% to $17.7 million, reflecting the significant increase in our store count on a year over year basis. We are very pleased with the performance of our branded retail stores to-date. We budgeted our mature stores to comp positive in the mid-single digits, and to-date, these stores continue to exceed our expectations. As a class, these stores continue to deliver industry leading metrics. For the second quarter, our gross margin was in excess of 76%, our stores delivered a four-wall operating margin of 44% and the segment's operating margin was 35.4%. Included in the consumer direct operating margin was approximately $800,000 in incremental year-over-year pre-opening costs. These additional pre-opening costs equate to 4.5% of the segment's net sales in the quarter.

Additionally, our branded retail stores, while enhancing our profitability, also continue to prove incremental to wholesale, with buyers and consumers alike visiting our retail stores to view the entire and expanding collection of True Religion apparel and licensed product. We compared our year over year per door sales increase for certain Nordstrom stores in which we also have True Religion store to those centers in which a True Religion store does not exist. The key finding here is that the net sales increase was nearly identical in these groups
- both were up more than 70% in the first half of 2008 over 2007.

During the quarter we opened 12 new branded stores, bringing our total store count at the end of the second quarter to 30 stores. At the time of this call we have 34 stores open, consisting of 26 full priced and 8 outlet stores. We are ahead of plan with respect to our retail store rollout for 2008. We continue to secure marquis locations for our branded stores with excellent lease terms. In addition, with our strong balance sheet, we are positioned to capitalize on the leases available to us and to establish our retail presence in some of the best retail centers across the country. As such, we are increasing our targeted store count to 39 stores by year end, an increase from our previous target of at least 35 stores by year end. We expect to open 2 more new stores in the third quarter, with the remaining 3 store openings slated for the fourth quarter. It is important to note however, that given the increase in targeted store count, we are now anticipating incremental pre-opening costs of approximately $600,000 in the fourth quarter 2008 related to the additional 2008 new store openings and the anticipated five first quarter of 2009 store openings, that we will take possession of in October and November.